MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue NEW YORK, NEW YORK 10022

PRESS RELEASE May 2, 2007		FOR IMMEDIATE RELEASE NEW YORK METRO NYSE: MFA
CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces First Quarter 2007 Financial Results

MFA Mortgage Investments, Inc. (NYSE:MFA) today reported earnings available to common stockholders of $7.8 million, or $0.10 per share of common stock, for the first quarter ended March 31, 2007. On April 3, 2007, MFA announced its first quarter dividend of $0.08 per share of common stock. The dividend was paid on April 30, 2007 to stockholders of record as of April 13, 2007.

Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “We are pleased with our investment strategy and our first quarter 2007 financial results especially in light of the well-publicized increase in mortgage default rates and the financial difficulties of several mortgage REITs that focus on mortgage origination. At March 31, 2007, 99% of our assets were agency MBS, other AAA-rated MBS, MBS-receivables and cash. We continue to predominately invest in higher quality assets as we remain concerned about negative housing price trends.”

Mr. Zimmerman continued, “While the recent prolonged period of monetary tightening increased the target federal funds rate from 1.00% to 5.25%, the ten-year treasury rate stands at approximately 4.65%, resulting in an inverted yield curve. Despite this inverted yield curve, we have been able to increase our common stock dividend in each of the last two quarters. In this interest rate environment, a fully indexed adjustable rate mortgage has a higher rate than a 30-year fixed rate mortgage. Newly originated adjustable rate mortgages are generally 5/1 or 7/1 hybrids that have initial fixed term rates approximately 25 basis points lower than 30-year fixed rate mortgages and often feature an interest-only period. When the yield curve is inverted, we believe that as the fixed rate period of a hybrid mortgage ends and the rate becomes adjustable, the homeowner is likely to prepay and refinance rather than pay the higher fully-indexed rate. Historically, the yield curve has predominately had a positive slope and we believe that this period of yield curve inversion will not continue over the long term. When we again have a more normal yield curve, with short-term rates lower than long-term rates, we foresee a return to higher spreads for MFA.”

“Core inflation measures continue to remain somewhat elevated relative to the U.S. Federal Reserve’s goal of 1% to 2%. While the Fed continues to expect that core inflation will slow gradually, recent data on inflation, productivity growth and energy prices have increased the odds that inflation may not moderate as expected. Considering the U.S. economy’s recent moderate growth rate and the weaker housing market, but with inflation risks still the predominant concern, future Federal Reserve actions are presently uncertain and remain dependent on future incoming data.”

Mr. Zimmerman stated, “In the first quarter of 2007, we were able to identify attractive investment opportunities to replace our MBS prepayments. MFA’s MBS portfolio, which had increased to $6.34 billion as of December 31, 2006, increased slightly to $6.39 billion as of March 31, 2007. MFA’s leverage as measured by debt-to-equity, was 8.3:1 as of March 31, 2007 versus 8.4:1 at the end of 2006.”

Mr. Zimmerman added, “MFA’s primary focus is high quality, higher coupon hybrid and adjustable-rate MBS assets. The MBS in MFA’s portfolio are primarily adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s MBS portfolio was 6.11% as of March 31, 2007. Assuming a 25% Constant Prepayment Rate (“CPR”), approximately 44% of the MBS in MFA’s portfolio are expected to prepay or have their interest rates reset within the next 12 months, with a total of 96% expected to reset or prepay during the next 60 months.”

MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements including the impact of interest rate swap agreements. Assuming a 25% CPR, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio, as of March 31, 2007, was approximately 24 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 16 months, resulting in a Repricing Gap of approximately eight months. The prepayment speed on MFA’s MBS portfolio averaged 24% CPR during the first quarter of 2007. Prepayment speeds tend to follow a seasonal trend, usually increasing in the second quarter from the first quarter.

During the first quarter of 2007, the gross yield on MFA’s interest-earning assets was approximately 6.11%, while the net yield on interest-earning assets was reduced to 5.35%, primarily due to the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 5.35% and its 5.19% cost of funds, was 0.16% for the first quarter of 2007. MFA’s costs for compensation and benefits and other general and administrative expense were $2.8 million for the quarter ended March 31, 2007. As of March 31, 2007, book value per share of common stock was $7.41.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

MFA will hold a conference call on Wednesday, May 2, 2007, at 10:00 a.m. (New York City time) to discuss its first quarter 2007 financial results. The number to dial in order to listen to the conference call is (866) 219-5631 in the U.S. and Canada. International callers must dial (703) 639-1122. The replay will be available through Wednesday, May 9, 2007, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 872439. The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC. CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In Thousands, Except Per Share Amounts)	2007	2006

	(Unaudited)
Assets:
MBS, at fair value (including pledged MBS of $6,094,399 and
$6,065,021 at March 31, 2007 and December 31, 2006, respectively)	$ 6,385,605	$ 6,340,668
Income notes	1,980	—
Cash and cash equivalents	53,697	47,200
Accrued interest receivable	33,437	33,182
Interest rate caps, at fair value	129	361
Swaps, at fair value	526	2,412
Real estate	11,724	11,789
Goodwill	7,189	7,189
Prepaid and other assets	1,607	1,166

Total Assets	$ 6,495,894	$ 6,443,967

Liabilities:
Repurchase agreements	$ 5,763,357	$ 5,722,711
Accrued interest payable	21,415	23,164
Mortgages payable on real estate	9,573	9,606
Swaps, at fair value	4,707	1,893
Dividends payable	—	4,899
Accrued expenses and other liabilities	2,187	3,136

Total Liabilities	5,801,239	5,765,409

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable;
5,000 shares authorized; 3,840 shares issued and
outstanding at March 31, 2007 and December 31, 2006 ($96,000
aggregate liquidation preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized;
80,764 and 80,695 issued and outstanding at March 31, 2007
and December 31, 2006, respectively	808	807
Additional paid-in capital, in excess of par	777,280	776,743
Accumulated deficit	(60,827)	(68,637)
Accumulated other comprehensive loss	(22,644)	(30,393)

Total Stockholders’ Equity	694,655	678,558

Total Liabilities and Stockholders’ Equity	$ 6,495,894	$ 6,443,967

MFA MORTGAGE INVESTMENTS, INC. CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	For the Three Months Ended
	March 31,

	2007	2006

(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest Income:
MBS income	$ 84,341	$ 53,329
Interest income on short-term cash investments	448	666
Interest income on income notes	6	—

Interest Income	84,795	53,995

Interest Expense	72,260	42,785

Net Interest Income	12,535	11,210

Other Income:
Net gain on sale of MBS	3	1,597
Revenue from operations of real estate	413	382
Miscellaneous other income, net	115	239

Other Income	531	2,218

Operating and Other Expense:
Compensation and benefits	1,612	1,558
Real estate operating expense	253	245
Mortgage interest on real estate	167	173
Other general and administrative expense	1,184	1,117

Operating and Other Expense	3,216	3,093

Income from Continuing Operations	9,850	10,335

Discontinued Operations:
Loss from discontinued operations, net	—	(77)
Mortgage prepayment penalty	—	(135)
Gain on sale of real estate, net of tax	—	4,840

Income from Discontinued Operations	—	4,628

Net Income Before Preferred Stock Dividends	9,850	14,963
Less: Preferred Stock Dividends	2,040	2,040

Net Income Available to Common Stockholders	$ 7,810	$ 12,923
Earnings Per Share of Common Stock:
Income from continuing operations - basic and diluted	$ 0.10	$ 0.10
Income from discontinued operations - basic and diluted	—	0.06

Earnings per share of common stock - basic and diluted	$ 0.10	$ 0.16